Exhibit 99.1

NextNav Inc. Reports Third Quarter 2024 Results

The Brattle Group Analysis Finds Total Quantified Value of Having a GPS Backup is $14.6 billion

NextNav Continues Engineer-to-Engineer Dialogue with Appropriate Stakeholders

RESTON, VA., November 13, 2024 – NextNav Inc. (NASDAQ: NN) a leader in next generation positioning, navigation, and timing (PNT) and 3D geolocation, today reported financial results for NextNav’s third quarter ended September 30, 2024.

Mariam Sorond, NextNav CEO said, “In the third quarter, we continued efforts to advance our strategic vision and address the critical need for a terrestrial complement and backup to GPS. The NextNav team continues to hold active discussions with the appropriate stakeholders through engineer-to-engineer dialogue in support of our petition. We believe that collaborative analysis is essential to achieving an outcome that best serves the public interest and solves a national security problem.

“We are also excited about the outcome of the recent Brattle Group report whose analysis estimates a total quantified value of a having a terrestrial backup to GPS at $14.6 billion. Moving forward, we are committed to advancing our mission and working closely with the appropriate stakeholders, as well as the relevant government agencies, to deliver a solution that will provide enormous public benefit.”

Recent Operational Highlights

  NextNav Submits Filings in Support of 3D Terrestrial PNT Solution: In response to the FCC’s Public Notice issued on August 6, 2024, NextNav filed comments on September 5, 2024, followed by reply comments on September 20, 2024, with the Federal Communications Commission (FCC) in support of the Company’s petition to reconfigure the Lower 900 MHz Band to enable a 5G-based terrestrial Positioning, Navigation and Timing service.

  The Brattle Group Issues Economic Report: On October 21, 2024, The Brattle Group issued a report finding that the adoption of NextNav’s proposal to reconfigure the Lower 900 MHz offers the US economy the equivalent of a $10.8 billion insurance policy to protect against GPS outages without taxpayer funding, plus additional benefits of $3.8 billion from increased resiliency. This brings the total quantified value of having a backup to GPS to $14.6 billion, according to The Brattle Group’s analysis.

  Rear Admiral David Simpson (Ret.) Argues for Greater PNT Resiliency in the U.S.: In a white paper issued on September 3, 2024 by Virginia Tech University, Rear Admiral, USN (ret.) David Simpson discusses the critical role of PNT services, with a focus on U.S. dependency on space-based systems like GPS. Admiral Simpson highlights the vulnerabilities of GPS and stresses the need for the U.S. to develop a robust terrestrial complement and backup to GPS to ensure resiliency in critical infrastructure and military operations.

Three and Nine Months Ended September 30, 2024 Financial Highlights

  Revenue: was $1.6 million in the three months ended September 30, 2024, as compared to $1.0 million in the prior year period. In the nine months ended September 30, 2024, Revenue was $3.8 million, as compared to $2.7 million. The increase in both the three and nine months ended September 30, 2024, was primarily driven by an increase in service revenue from technology and services contracts with government and commercial customers.

  Operating Loss: was $13.9 million in the three months ended September 30, 2024, as compared to an operating loss of $14.6 million in the prior year period, primarily driven by lower stock-based compensation expense, partially offset by higher payroll-related expenses and professional services. In the nine months ended September 30, 2024, operating loss was $45.3 million, as compared to $43.6 million in the prior year period. The increase in operating loss was primarily driven by an increase in payroll-related expenses and professional services, partially offset by lower stock-based compensation expenses.

  Net Loss: was $13.6 million in the three months ended September 30, 2024, including a gain on the change in fair value of warrants and liability associated with the Telesaurus asset purchase of $2.5 million, as compared to a net loss of $23.2 million in the prior year period, including a loss on the fair value of the warrants of $6.7 million. In the nine months ended September 30, 2024, net loss was $69.6 million including a loss on the fair value of warrants, net of gain associated with a change in liability with the Telesaurus asset purchase of $17.3 million, as compared to a net loss of $55.3 million in the prior year period, including a loss on the fair value of the warrants of $9.8 million.

  Balance Sheet: as of September 30, 2024, the Company had $86.8 million in cash, cash equivalents, and short-term investments and has $53.0 million in debt net of unamortized discount attributed to transaction costs and the issuance of warrants, with a gross value of $70.0 million.

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Conference Call Information

NextNav will host a conference call for analysts and investors at 5:00 pm ET on Wednesday, November 13, 2024.

Registration for the conference call can be completed by visiting the following website prior to, or on the day of, the conference call: https://registrations.events/direct/Q4I6293675922. After registering, each participant will be provided with call details and a registrant ID. Reminders will also be sent to registered participants via email. Alternatively, the conference call will be available via a live webcast.

To access the live webcast or a replay, visit the Company’s investor relations website at https://ir.nextnav.com/.

A replay of the call can also be accessed via phone through November 20, 2024 by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 62936.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation positioning, navigation and timing (PNT), enabling a whole new ecosystem of applications and services that rely upon 3D geolocation and PNT technology. Powered by low-band licensed spectrum, NextNav's positioning and timing technologies deliver accurate, reliable, and resilient 3D PNT solutions for critical infrastructure, GPS resiliency and commercial use cases.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Source: NN-FIN

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to NextNav’s future prospects, developments and business strategies. In particular, such forward-looking statements include the achievement of certain FCC-related milestones and FCC approvals, the ability to realize the broader spectrum capacity and the advancement of NextNav’s terrestrial 3D PNT services, NextNav’s position to drive growth in its 3D geolocation business and expansion of its next generation terrestrial 3D PNT technologies, the business plans, objectives, expectations and intentions of NextNav, and NextNav’s estimated and future business strategies, competitive position, industry environment, potential growth opportunities, revenue, expenses, and profitability. These statements are based on NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NextNav’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, those included in Part II, Item 1A, “Risk Factors” of the Company’s quarterly reports on Form 10-Q, and Part I, Item 1A, “Risk Factors” of the NextNav’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as those otherwise described or updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and NextNav undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Erica Bartsch

Sloane & Company

ebartsch@sloanepr.com

212-446-1875

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NextNav Inc.

CONDENSED Consolidated Balance Sheets

(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2024 (unaudited)	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$67,905	$81,878
Short term investments	18,865	3,954
Accounts receivable	2,235	2,332
Other current assets	15,393	3,056
Total current assets	$104,398	$91,220
Network under construction	1,678	1,676
Property and equipment, net of accumulated depreciation of $12,713 and $9,724 at September 30, 2024 and December 31, 2023, respectively	17,261	19,885
Operating lease right-of-use assets	18,640	19,267
Goodwill	18,185	17,977
Intangible assets	10,179	10,625
Other assets	1,331	1,508
Total assets	$171,672	$162,158

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$918	$391
Accrued expenses and other current liabilities	17,059	6,592
Operating lease current liabilities	2,542	2,523
Deferred revenue	303	297
Total current liabilities	$20,822	$9,803
Warrants	15,053	7,053
Operating lease noncurrent liabilities	15,377	15,145
Other long-term liabilities	1,875	1,614
Long term debt, net of debt issuance cost and discount	52,974	48,447
Total liabilities	$106,101	$82,062

Stockholders’ equity:
Common stock, authorized 500,000,000 shares; 127,677,549 and 111,261,434 shares issued and 127,545,321 and 111,132,222 shares outstanding at September 30, 2024 and December 31, 2023, respectively	14	12
Additional paid-in capital	893,584	837,416
Accumulated other comprehensive income	2,502	2,198
Accumulated deficit	(829,836)	(760,227)
Common stock in treasury, at cost; 132,228 and 129,212 shares at September 30, 2024 and December 31, 2023, respectively	(693)	(665)
Total stockholders’ equity	$65,571	$78,734
Non-controlling interests	—	1,362
Total liabilities and stockholders’ equity	$171,672	$162,158

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NextNav INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$1,607	$1,027	$3,758	$2,657
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	2,585	3,232	8,270	9,397
Research and development	3,545	5,007	12,325	14,579
Selling, general and administrative	8,016	6,152	24,570	18,722
Depreciation and amortization	1,313	1,256	3,926	3,559
Total operating expenses	$15,459	$15,647	$49,091	$46,257
Operating loss	$(13,852)	$(14,620)	$(45,333)	$(43,600)
Other income (expense):
Interest expense, net	(2,217)	(1,740)	(6,706)	(1,614)
Change in fair value of warrants	2,143	(6,737)	(19,523)	(9,800)
Other income (loss), net	343	(99)	2,091	(166)
Loss before income taxes	$(13,583)	$(23,196)	$(69,471)	$(55,180)
Provision for income taxes	26	24	138	159
Net loss	$(13,609)	$(23,220)	$(69,609)	$(55,339)
Foreign currency translation adjustment	1,005	(670)	304	(218)
Comprehensive loss	$(12,604)	$(23,890)	$(69,305)	$(55,557)
Net loss	(13,609)	(23,220)	(69,609)	(55,339)
Net loss attributable to common stockholders	$(13,609)	$(23,220)	$(69,609)	$(55,339)
Weighted average of shares outstanding – basic and diluted	126,429	108,045	118,978	107,504
Net loss attributable to common stockholders per share - basic and diluted	$(0.11)	$(0.21)	$(0.59)	$(0.51)

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 NextNav INC.

CONDENSED Consolidated Statements of Cash Flows

(UNAUDITED)

(IN THOUSANDS)

	Nine Months Ended September 30,
	2024	2023
Operating activities
Net loss	$(69,609)	$(55,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,926	3,559
Equity-based compensation	11,162	12,643
Change in fair value of warranty liability	19,523	9,800
Change in fair value of asset purchase agreement liability	(2,217)	—
Realized and unrealized gain on short term investments	(517)	(501)
Equity method investment loss	118	157
Asset retirement obligation accretion	51	51
Amortization of debt discount	4,526	1,771
Changes in operating assets and liabilities:
Accounts receivable	97	(569)
Other current assets	269	1,246
Other assets	60	84
Accounts payable	527	(102)
Deferred revenue	6	(23)
Accrued expenses and other liabilities	5,144	2,140
Operating lease right-of-use assets and liabilities	874	476
Net cash used in operating activities	$(26,060)	$(24,607)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(182)	(2,541)
Purchase of internal use software	(354)	(708)
Purchase of marketable securities	(44,894)	(33,494)
Sale and maturity of marketable securities	30,500	35,249
Payment for asset purchase agreement liability	(2,732)	—
Net cash used in investing activities	$(17,662)	$(1,494)

Financing activities
Proceeds from senior secured notes	—	70,000
Payments towards debt issuance cost	—	(1,861)
Payments towards debt	(82)	(82)
Proceeds from exercise of common warrants	27,896	882
Redemption of non-controlling interests	40	—
Proceeds from exercise of common stock options	1,882	66
Net cash provided by financing activities	$29,736	$69,005
Effect of exchange rates on cash and cash equivalents	13	(2)
Net (decrease) increase in cash and cash equivalents	(13,973)	42,902
Cash and cash equivalents at beginning of period	81,878	47,230
Cash and cash equivalents at end of period	$67,905	$90,132

Non-cash investing and financing information
Capital expenditure included in Accrued expenses and other current liabilities	$159	$120
Issuance of warrants	$—	$22,843
Interest paid in shares of Common Stock	$1,867	$—

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